State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between State Street Institutional Investment Trust (the “Trust”) and State Street Bank and Trust Company (“State Street”) dated February 28, 2000 (the “Agreement”). Pursuant to the Agreement, State Street serves as the Transfer Agent for the Trust.

Please be advised that the undersigned Trust has established an additional series of the Trust (a “New Portfolio”):

•	State Street Small/Mid Cap Equity Index Portfolio

We request that you act as the Transfer Agent under the respective Agreement with respect to the New Portfolio in accordance with the existing fee schedule to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very Truly Yours,

State Street Institutional Investment Trust

By:	/s/ Ellen Needham
Ellen Needham, President, Duly Authorized

State Street Bank and Trust Company

By:	/s/ Gunjan Kedia
Gunjan Kedia
Executive Vice President

Date: August 3, 2015